                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WACHOVIA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              SUNTRUST BANKS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


   1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


   2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


   4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________


   5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

________________________________________________________________________________

   2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

   3) Filing Party:

________________________________________________________________________________

   4) Date Filed:

________________________________________________________________________________

THE FOLLOWING IS A PRESS RELEASE ISSUED YESTERDAY BY SUNTRUST BANKS, INC.


                                                                            NEWS
--------------------------------------------------------------------------------
SUNTRUST

CONTACTS:
Investors                Media
Gary Peacock             Barry Koling          George Sard/Debbie Miller/Denise DesChenes
SunTrust                 SunTrust              Citigate Sard Verbinnen
404-230-5392             404-230-5268          212-687-8080

For Immediate Release
---------------------
July 24, 2001

                 SUNTRUST URGES WACHOVIA SHAREHOLDERS TO REJECT
                        PROPOSED FIRST UNION TRANSACTION

     ATLANTA, GA - SunTrust Banks, Inc. (NYSE:STI) today sent the following letter to the shareholders of Wachovia Corporation (NYSE:WB) summarizing the major reasons why SunTrust believes shareholders should vote against the proposed First Union (NYSE: FTU) transaction.

     The text of the letter follows:

                                                                   July 24, 2001

Dear Wachovia Shareholder:

     The vote on the First Union merger proposal at Wachovia's August 3 shareholders' meeting is now only days away, and this may be your last opportunity to secure a better deal by voting "AGAINST" that merger. Even if you previously voted in favor of the First Union merger proposal, you can still change your vote. To vote "AGAINST" the merger, simply sign, date and return the enclosed BLUE proxy card. TIME IS SHORT - ACT TODAY.

With the voting deadline rapidly approaching, we thought it would be helpful to summarize what we see as the ten major reasons for Wachovia shareholders to reject the First Union merger proposal:

1. SUNTRUST PROVIDES SUPERIOR VALUE

   The numbers don't lie. SunTrust's merger proposal has had a higher value than the First Union merger proposal every day since our merger proposal was announced more than 10 weeks ago. Based on July 23, 2001 closing prices, SunTrust's merger proposal represents an AGGREGATE PREMIUM TO WACHOVIA SHAREHOLDERS OF APPROXIMATELY $800 MILLION over the implied value of the proposed First Union merger. While these values fluctuate daily with changes in the market value of SunTrust's and First Union's shares, as recently as July 17, 2001 SunTrust's merger proposal represented an AGGREGATE PREMIUM OF MORE THAN $1 BILLION over the implied value of the proposed First Union merger.

2. SUNTRUST'S SIMPLER AND BETTER DIVIDEND

   SunTrust's dividend proposal is simple and straightforward. We would increase our dividend so that on a pro forma basis you would receive the same $2.40 per share dividend you currently receive from Wachovia. And just as importantly, WHEN SUNTRUST'S DIVIDEND INCREASES, YOU WOULD PARTICIPATE IN THAT DIVIDEND INCREASE FROM THE FIRST CENT ON UP.

   Under First Union's complex dividend plan, the current annual dividend rate on your common stock will fall from $2.40 per share to $1.92 per share on a pro forma basis - $0.48 per share less than you currently receive from Wachovia. Because of this, First Union is offering a choice of an additional $0.48 per share payment in the first year only or a new and complicated separate security that First Union calls a "DEP." THE PROBLEM WITH THE DEP, OF COURSE, IS THAT IF FIRST UNION'S COMMON STOCK DIVIDEND GOES UP, THE PAYMENT ON THE DEP GOES DOWN. First Union would have to increase its annual common stock dividend payment by more than $0.48 per share, or 25%, before you receive the first cent of any actual First Union dividend increase.

********************************************************************************

                                    BULLETIN

THE NORTH CAROLINA BUSINESS COURT RECENTLY RULED THAT WACHOVIA'S DIRECTORS BREACHED THEIR FIDUCIARY DUTY TO YOU BY AGREEING TO A "COERCIVE" NON-TERMINATION PROVISION IN THE FIRST UNION MERGER AGREEMENT. AS DESCRIBED IN PARAGRAPH 10 OF THIS LETTER, THAT PROVISION WAS INVALIDATED BY THE COURT.


********************************************************************************

3. SUNTRUST'S SUPERIOR DIVIDEND HISTORY

   SunTrust's dividend rate has increased every year since its formation in 1985. During the past five years, SunTrust's dividend increased from $0.83 per share in 1996 to $1.60 per share today (on an annualized basis) -- an increase during the five-year period of 93%. Over the same five-year period, First Union's dividend fell from $1.10 per share in 1996 to only $0.96 per share today (on an annualized basis). And earlier this year, FIRST UNION SURPRISED ITS SHAREHOLDERS WITH A MASSIVE 50% CUT IN DIVIDENDS only weeks after First Union's Chief Executive Officer said there was no need to cut the dividend.

4. SUNTRUST'S STRONGER EARNINGS AND REVENUE GROWTH

   In 1996, First Union had core earnings per share of $3.10. The First Call consensus estimate for 2001 is for First Union core earnings per share of $2.60 -- a $0.50 per share, or 16%, decrease. In contrast, comparable figures for SunTrust show a 75% rise during the same period from $2.72 to $4.76 per share.

   Similarly, in 1996, First Union had per share revenue of $13.11. Annualizing its performance for the first half of 2001 leads to 2001 revenue of $13.49 per share, an increase of less than 3% in five years. Comparable figures for SunTrust during the same five year period show an increase from $11.58 to $17.68, or an increase of 53%.

5. FIRST UNION'S POOR STOCK PRICE PERFORMANCE

   At the start of 1999, First Union's stock price was $60.81. By the end of 1999, it was $32.94. Even today -- despite First Union's constant talk about "restructuring," "revitalization," "new management" and "momentum," THE FACT IS FIRST UNION'S STOCK PRICE IS ONLY $34.74 - AN INCREASE OF BARELY 5% IN MORE THAN 18 MONTHS SINCE THE END OF 1999.

6. FIRST UNION'S HIGH RISK PROFILE AND VOLATILE EARNINGS MIX

   In contrast to SunTrust and Wachovia, First Union is engaged in higher risk businesses resulting in a more volatile earnings mix. For example, First Union is committed to investment banking on a national scale, a highly competitive business where First Union has no competitive advantage. Its corporate and investment banking operating earnings declined 45% from the first quarter of 2000 to the second quarter of 2001. FIRST UNION ALSO HAS A MUCH MORE RISKY BALANCE SHEET THAN SUNTRUST OR WACHOVIA. Notably, First Union has a principal investing portfolio (including high risk technology venture capital investments) totaling $3 billion at the beginning of 2001. WE DOUBT YOU INTENDED TO INVEST IN A COMPANY WITH THIS TYPE OF RISK PROFILE WHEN YOU BOUGHT YOUR WACHOVIA SHARES.

7. FIRST UNION'S HISTORY OF BUNGLED ACQUISITIONS

   First Union always claims its major acquisitions will be successful, but has a deeply disturbing history of overpredicting and underdelivering. When First Union announced its proposed acquisition of CoreStates Financial Corp. in November 1997, it presented illustrative post-acquisition 1999 earnings per share of $4.46. When the acquisition was completed in 1998, First Union lost 19% of CoreStates customers and suffered major integration problems. And when 1999 came, First Union's operating earnings per share were only $3.40 - 23.8% LESS THAN FIRST UNION PRESENTED WHEN ANNOUNCING THE ACQUISITION.

   In June 1998, First Union acquired The Money Store for $2.1 billion. The acquisition turned out to be a complete failure and just two years later -- in June 2000 -- First Union announced that The Money Store was being shut down. THE MONEY STORE DEBACLE CONTRIBUTED TO RESTRUCTURING AND OTHER CHARGES OF $4.9 BILLION AGAINST FIRST UNION'S EARNINGS IN 2000 -- ONE OF THE LARGEST CHARGES AGAINST EARNINGS IN THE HISTORY OF CORPORATE AMERICA.

8. FIRST UNION PLANS MORE JOB LOSSES AND BRANCH CLOSINGS

   First Union already has increased its estimate of the number of Wachovia bank branches it plans on shutting down. It now says it will close 325 Wachovia branches -- almost half of Wachovia's existing bank branches. First Union also plans on eliminating 7,000 jobs. In contrast, SunTrust expects to eliminate 3,000 fewer jobs and to close 150 to 175 fewer branches -- including no merger-related closings in North Carolina and South Carolina.

9. FIRST UNION'S TRAMPLING OF SHAREHOLDER RIGHTS

   First Union, in our view, has already shown a complete disregard for your rights as a shareholder of Wachovia. In response to SunTrust's proposal for an amendment to Wachovia's bylaws that would have allowed holders of 10% of Wachovia shares to call a special meeting of shareholders, within a matter of days First Union engineered a new law in North Carolina which effectively eliminated the right of Wachovia shareholders to call a special meeting.

10. COURT THROWS OUT "COERCIVE" PROVISION IN FIRST UNION MERGER AGREEMENT

    A recent decision of the North Carolina Business Court struck down a "coercive" provision in the First Union merger agreement that would have prevented Wachovia from entering into a merger agreement with SunTrust before mid-January 2002. THE COURT'S DECISION MEANS THAT WACHOVIA AND SUNTRUST CAN NOW BEGIN NEGOTIATING A MERGER AGREEMENT THE DAY WACHOVIA SHAREHOLDERS REJECT THE PROPOSED FIRST UNION MERGER. This is an important victory for Wachovia shareholders. In finding the merger agreement provision invalid and unenforceable, the Court found the provision to be an "impermissible abrogation of the duties of the Wachovia directors." The Court stated that by agreeing to this provision, the Wachovia Board "impermissibly tied its hands" and "limited their ability to perform their fiduciary duties." IT IS CLEAR THAT NEITHER FIRST UNION NOR WACHOVIA WAS LOOKING OUT FOR YOUR INTERESTS WHEN THEY PUT THAT INVALID PROVISION IN
    THEIR MERGER AGREEMENT.

    We urge you to protect your investment and preserve your choices. Vote "AGAINST" the First Union merger proposal by signing, dating and returning the enclosed BLUE proxy card. Time is short, so please act today.

Thank you for your continued support.

Sincerely,


/s/ L. Phillip Humann
L. Phillip Humann
Chairman, President and
Chief Executive Officer

********************************************************************************
                                    IMPORTANT

If you have questions in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED

             TOLL-FREE SHAREHOLDER INFORMATION LINE: 1-877-750-9501

********************************************************************************

                            SUPPLEMENTAL INFORMATION

RECENT DEVELOPMENTS -- CERTAIN LITIGATION

On July 20, 2001, the North Carolina Business Court declared invalid and unenforceable a provision of the Merger Agreement between First Union and Wachovia that would have prevented Wachovia from entering into a merger agreement with SunTrust or any other party other than First Union before January 16, 2002. As a result of this decision, Wachovia is in a position to enter into negotiations with SunTrust or any other party immediately following rejection of the proposed First Union merger by Wachovia shareholders. Also, on July 20, 2001, the Court declined to preliminarily enjoin enforcement of First Union's stock lock-up option or the filing of a certificate of merger.

On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753). This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements can be found in SunTrust's Proxy Statement filed with the SEC on June 25, 2001 and in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).

     SunTrust Banks, Inc., based in Atlanta, Georgia, is the nation's 9th largest commercial banking organization. The Company provides a wide range of services to meet the financial needs of its growing customer base in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. Its primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage and investment services. SunTrust's Internet address is www.suntrust.com

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 14, 2001, SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).